EXHIBIT 2.1

     SECOND AMENDMENT AGREEMENT (this “Second Amendment Agreement”) dated as of March 18, 2004 by and among The St. Paul Companies, Inc., a Minnesota corporation (“Parent”), Travelers Property Casualty Corp., a Connecticut corporation (the “Company”), and Adams Acquisition Corp., a Connecticut corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”).

     WHEREAS, the parties hereto are parties to an Agreement and Plan of Merger dated as of November 16, 2003, as amended by that certain Amendment Agreement dated as of February 12, 2004 (as amended, the “Merger Agreement”); and

     WHEREAS, the parties hereto desire to amend the Merger Agreement to reduce the amount of the “Company Termination Fee” and the “Parent Termination Fee” (in each case, as defined in the Merger Agreement) from $300,000,000 to $275,000,000, all as set forth herein;

      NOW, THEREFORE, the parties hereto agree as follows:

     Section 1. Amendment. Section 10.04(b) of the Merger Agreement is modified and amended by deleting the number “$300,000,000” and replacing it with the number “$275,000,000”.

     Section 10.04(c) of the Merger Agreement is modified and amended by deleting the number “$300,000,000” and replacing it with the number “$275,000,000”.

     Except as amended hereby, the Merger Agreement (including the exhibits and schedules thereto) shall remain in full force and effect and is hereby ratified and confirmed.

     Section 2. Entire Agreement. The Merger Agreement (including the exhibits and schedules thereto), as amended hereby, together with the Confidentiality Agreement (as defined in the Merger Agreement), constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

     Section 3. Miscellaneous. Article 10 of the Merger Agreement (other than Sections 10.02, 10.04 and 10.10), is hereby incorporated by reference into this Second Amendment Agreement and made a part hereof, except that references in such Article to the Merger Agreement shall be deemed to refer this Second Amendment Agreement (other than references to specific provisions of the Merger Agreement, which shall be deemed to refer to such provisions of the Merger Agreement).

     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE ST. PAUL COMPANIES, INC.

By:	/s/ Jay S. Fishman

	Name:	Jay S. Fishman
	Title:	Chairman, Chief Executive Officer and President

TRAVELERS PROPERTY CASUALTY CORP.

By:	/s/ Robert I. Lipp

	Name:	Robert I. Lipp
	Title:	Chief Executive Officer and Chairman of the Board of Directors

ADAMS ACQUISITION CORP.

By:	/s/ Samuel G. Liss

	Name:	Samuel G. Liss
	Title:	Executive Vice President